Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

Contacts:

Investment Community	News Media
JAMES J. MURREN President, Chief Financial Officer & Treasurer (702) 693-8877	ALAN M. FELDMAN Senior Vice President Public Affairs (702) 891-7147

DANIEL J. TAYLOR ELECTED TO THE MGM MIRAGE BOARD OF DIRECTORS
     LAS VEGAS, March 22, 2007 — MGM MIRAGE (NYSE: MGM) today announced that Mr. Daniel J. Taylor has accepted an invitation to join the Company’s Board of Directors. Mr. Taylor was elected to his new post by the MGM MIRAGE Board of Directors at their regularly scheduled meeting held on March 20, 2007.
     “We are very pleased to welcome Dan to the Board of Directors,” said Terry Lanni, Chairman and Chief Executive Officer of MGM MIRAGE. “His financial, entertainment and gaming experience will assist him in providing valuable insight and perspective to our Board and the future growth of our Company.”
     Mr. Taylor brings a long record of experience to the Board, beginning his career as a tax manager with Arthur Anderson & Company where he specialized in the firm’s entertainment and gaming practice. Throughout his career he has held several top executive positions. He served as Vice President of Taxes at MGM/UA Communications Co., then as an executive of Tracinda Corporation before moving to Metro-Goldwyn-Mayer Inc. where he served as Senior Executive Vice President and Chief Financial Officer. Mr. Taylor also served as President of Metro-Goldwyn-Mayer Inc. following the company’s purchase by a consortium of investors led by Providence and TPG.
     Currently, Mr. Taylor again holds an executive post with Tracinda Corporation and is also a member of the Board of Directors of Inforte Corporation where he serves as Chair of the Compensation Committee and a member of the Audit Committee.
     In addition to his duties as a member of the MGM MIRAGE Board of Directors, Mr. Taylor will also serve on the Company’s Compensation Committee.
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     MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 22 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. MGM MIRAGE has also announced plans to develop Project CityCenter, a multi-billion dollar mixed-use urban development project in the heart of Las Vegas, and has a 50 percent interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at www.mgmmirage.com.
     Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.